Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of SRM Entertainment, Inc. (the “Company”) outstanding as of December 31, 2023. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2023. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of Nevada law for a complete description.

Common stock, par value $0.0001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SRM.”

Capitalization

Our authorized capital stock consists of 100,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), of which 1,000,000 shares are designated as Series A Preferred Stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock may receive dividends out of funds legally available if our board of directors (the “Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. The Company did not declare or pay any dividends for the year ended December 31, 2023.

Voting Rights

Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. The Common Stock shares do not contain cumulative voting rights.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive or conversion rights or other subscription rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC at 18 Lafayette Place, Woodmere, New York 11958.